ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION (PROFIT)
Form 205 Revised October 1, 2002
Filing fee: **$25.00**
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us

FILED
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE

20031267446 M
$ 25.00
SECRETARY OF STATE
08-19-2003 16:35:10

ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1. The name of the corporation is: Nova Natural Resources Corporation 19931034540
(If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: 08/10/03

3. The text of each amendment adopted (include attachment if additional space needed): see attached

4. If *changing* the corporation name, the *new name* of the corporation is: n/a

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate manner in which amendment(s) was adopted (mark only one):
- [ ] No shares have been issued or Directors elected – Adopted by Incorporator(s)
- [ ] No shares have been issued but Directors have been elected – Adopted by the board of directors
- [ ] Shares have been issued but shareholder action was not required – Adopted by the board of directors
- [x] The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7. Effective date (if not to be effective upon filing) Aug 22, 2003 *(Not to exceed 90 days)*

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:
Wayne A. Doss 1021 Creekford Drive Weston Florida 33326

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

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ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)

RE: NOVA NATURAL RESOURCES CORPORATION
FILE 19931034540

The Articles of Incorporation are amended by the deletion of the introductory paragraph of **ARTICLE IV CAPITAL** and the insertion of the following language:

ARTICLE IV
CAPITAL

The aggregate number of shares which this corporation shall have the authority to issue is fifty million (50,000,000) shares all being common stock (the "Common Stock"), issued at .01 par value per share. No share shall be issued until it has been paid for, and it shall thereafter be non-assessable. The common stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

Nova Natural Resources Corporation

By: ______________________
Chris Tse, President and CEO